Exhibit 99.1

Pier 1 Imports, Inc. Updates Fourth Quarter and Full Year Fiscal 2014 Sales and Earnings Per Share Guidance

FORT WORTH, Texas--(BUSINESS WIRE)--February 28, 2014--Pier 1 Imports, Inc. (NYSE:PIR) today updated expectations for its fourth quarter and full year ending March 1, 2014. The company will report full financial results for fiscal 2014 and hold a conference call as scheduled on April 10, 2014.

Alex W. Smith, President and Chief Executive Officer, stated, “Since our holiday sales update on January 9th we have continued to experience significant disruption from adverse weather in many of our major markets. This has resulted in considerably softer store traffic, as well as some temporary store closings, which further pressured fourth quarter sales and merchandise margin. Our fourth quarter results are frustrating and disappointing. However, we know the weather will eventually end and we can get back to more typical business trends. Our ‘1 Pier 1’ strategy – which lets our customer shop however she chooses – continues to gain traction, and although store traffic was tough in the quarter, Pier1.com once again outperformed our expectations. We saw another sequential increase in e-Commerce sales, which reached 5% of total sales in the quarter, while traffic to the site increased to 1.9 million visitors per week. For the full year, e-Commerce will contribute approximately 4% to fiscal 2014 total sales – putting us readily on track to reach our targeted contribution of 10% of total sales by the end of fiscal 2016.”

“Despite the difficult fourth quarter in our stores, we made further advancements under our ‘1 Pier 1’ strategy, strengthened our portfolio of Pier 1 Imports stores and returned cash to our shareholders through share repurchases and cash dividends. We are entering fiscal 2015 in a clean inventory position. We have a compelling assortment of spring merchandise in store and online and the initial customer response has been extremely positive. We’re particularly excited about our outdoor collection this spring, which is our strongest to date thanks to the early success of both Pier1.com and Express Request, which enable us to broaden the assortment available to our customers.”

Mr. Smith concluded, “We remain confident in our long-term outlook – in fact, strategically, we are in better shape than ever. We have a clear vision of how ‘1 Pier 1’ will evolve, as well as a highly talented team of executives and associates who are executing at every level. Additionally, we have the balance sheet to support our growth plans and also allow us to return value to our shareholders. We look forward to updating you on spring selling trends on our year-end earnings call in April, at which time we’ll also introduce our financial guidance for fiscal 2015.”

Financial Guidance

The Company’s fiscal 2014 fourth quarter and fiscal year will include 13 weeks and 52 weeks of operating results, respectively. This compares to the fourth quarter and full year of fiscal 2013, which included 14 weeks and 53 weeks, respectively. As previously disclosed, the Company estimates the 53rd week of fiscal 2013 contributed $29 million to net sales and approximately $0.03 to earnings per share. The Company is providing the following financial guidance for the fiscal 2014 fourth quarter on a comparable 13-week basis:

  Total sales of approximately $512 million to $514 million
  Comparable store sales for the 13 weeks ended March 1, 2014 approximately flat versus the 13 weeks ended March 2, 2013
  Comparable store sales decline of approximately 5% for the 13 weeks ended March 1, 2014, compared to the 13 weeks ended February 23, 2013
  Earnings per share in the range of $0.40 to $0.41, compared to prior guidance of $0.47 to $0.52

The Company is providing the following financial guidance for fiscal year 2014 on a comparable 52-week basis:

  Total sales growth of approximately 5.5%
  Comparable store sales growth of approximately 2%
  Depreciation and amortization of approximately $39 million compared to $31 million in FY13
  Effective annual income tax rate of approximately 38.4% compared to 35.6% in FY13
  Earnings per share in the range of $1.00 to $1.01, compared to prior guidance of $1.07 to $1.12

Raymond James 35th Annual Institutional Investors Conference

The Company today announced that it is participating in the Raymond James 35th Annual Institutional Investors Conference being held March 2-5, 2014 at the JW Marriott Orlando Grande Lakes Hotel in Orlando, Florida. Alex W. Smith, President and Chief Executive Officer, and Cary Turner, Senior Executive Vice President and Chief Financial Officer, will deliver a presentation on Monday, March 3rd at 9:50 a.m. Eastern Time.

Fourth Quarter and Fiscal 2014 Year-End Results

The Company will announce fourth quarter and fiscal 2014 year-end results for the period ending March 1, 2014 on April 10, 2014 and will host a conference call at 10:00 a.m. Central Time that morning to discuss the results. Investors will be able to connect to the call through the Company’s website at www.pier1.com. The conference call can be accessed by linking through to the “Investor Relations” page to the “Events” page, or you can listen to the conference call by dialing 1-800-498-7872, or if international, 1-706-643-0435. The conference ID number is 4100558.

A replay will be available after 12:00 p.m. Central Time for a 24-hour period and the replay can be accessed by dialing 1-855-859-2056, or if international, 1-404-537-3406 using conference ID number 4100558.

Financial Disclosure Advisory

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). All figures in this release are preliminary and remain subject to the completion of the normal quarter-end and annual accounting procedures and adjustments, including completion of our annual audit, which could result in changes to these preliminary results.

Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. Any forward-looking projections or statements should be considered in conjunction with the cautionary statements and risks contained in the Company’s Annual Report on Form 10-K, and other filings. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

Pier 1 Imports, Inc. is the original global importer of imported decorative home furnishings and gifts. Information about the Company is available on www.pier1.com.

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400